UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 10, 2005

TALX CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Missouri	000-21465	43-0988805

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
1850 Borman Court
             St. Louis, Missouri 63146
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (314) 214-7000

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

     New Employment Agreements

     On May 10, 2005, in connection with its annual review of executive officer compensation, the Compensation Committee of the Board of Directors (“Compensation Committee”) of TALX Corporation (“we”, “us” or the “Company”) adopted new employment agreements for several of the Company’s executive officers. As reflected in his employment agreement, L. Keith Graves received a promotion to the position of Vice President and Chief Financial Officer and will receive an annual base salary of $240,000, effective May 1, 2005, compared to his previous salary of $231,000. The employment agreements for Edward W. Chaffin, the Company’s President – UCeXpress, and Michael E. Smith, the Company’s Vice President, Marketing, documented base salaries for the 2006 fiscal year that were previously disclosed in Item 5(a) of Part II to our Quarterly Report on Form 10-Q for the period ended December 31, 2004.

     The employment agreements for Messrs. Graves, Chaffin and Smith commence effective May 10, 2005 and may be terminated by either the Company or the employee at any time, subject to the terms of the agreements. If we terminate an employment agreement without “cause” and not “based on actions by the Company,” as those terms are described below, we would be obligated to pay the executive all base and incentive compensation earned through the date of termination, as well as any other compensation determined to be appropriate by the Compensation Committee after considering factors such as the executive’s and our performance, whether or not under an existing plan.

     The term “cause” means:

•	a material breach by the executive of the employment agreement that is not cured within 10 days’ written notice from us,

•	crimes against moral turpitude,

•	willful violation of the employment agreement,

•	willfully engaging in conduct that damages our business or reputation or materially injures us, or

•	regularly failing to perform assigned duties and responsibilities on a timely basis or at a level of expected competence in view of the executive’s position within the Company.

     If we terminate an employment agreement for cause or if the executive terminates his employment agreement at will (unless “based on actions by the Company”), the executive would receive his base salary earned to the date of termination, but would not be entitled to receive incentive compensation (unless otherwise determined by the Compensation Committee).

     In the event of termination due to death or disability, the executive or his estate will receive his annual base salary through the end of the month in which the death or disability occurs and will be entitled to participate on a pro rata basis in the annual incentive program, as recommended by the Compensation Committee. “Disability” means the inability of the executive to perform the services required to be rendered by him for a period of 180 days during any twelve month period.

     In the event of all of the above, an executive would be entitled:

•	to continue to participate in employee benefits through the date of termination (or in the case of death or disability, through the end of the month in which the executive dies or becomes disabled) or thereafter if so provided in the applicable benefit documents, and

•	to receive certain “gross-up” payments that would be designed to reimburse, on an after-tax basis, the executive for any excise taxes that would be imposed pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended or replaced, relating to “golden parachute” payments received in connection with benefits and payments provided under an employment agreement or otherwise arising out of the executive’s employment.

     The executive may claim that the termination was “based on actions by the Company” by providing the Company with notice of such claim within 60 days after the triggering event or, if applicable, in the Executive’s notice of termination. In the event that termination is deemed to be based on actions by the Company, the executive would be entitled to receive:

•	a lump sum payment equal to one year of his annual base salary,

•	the targeted incentive compensation under our annual incentive program,

•	other employee benefits for one-year following the termination, and

•	in the event that the termination is in connection with a change of control of the Company, reimbursement of reasonable out-of-pocket expenses related to the executive’s outplacement services.

     The term “actions by the Company” means:

•	notice by the Company of its desire to terminate the employment agreement without cause;

•	a material breach by the Company of the employment agreement that is not cured within 10 days’ written notice from the executive;

•	a reduction of more than 20% of salary, incentive compensation, benefits and other financial perquisites provided to the executive under the employment agreement over a period of one year, or a more than 30% such reduction over a three-year period, subject to specified exceptions with respect to incentive compensation;

•	the Company requiring the executive to relocate from his current residential city or the St. Louis metropolitan area or causing him to spend more than 90 consecutive days away from his office during any consecutive twelve-month period; or

•	the failure by us to obtain a successor’s commitment, either by contract or operation of law, to perform our obligations under the employment agreement.

     If disputed, claims that actions by the Company led to a termination or that the executive was terminated for cause are subject to binding arbitration as provided in the employment agreement. In the event that the executive prevails (either rebutting a claim by the Company of

“cause” or showing that a termination is based on actions by the Company), the termination will be deemed to have been based on actions by the Company. Conversely, in the event that an executive does not prevail (either failing to rebut a claim by the Company of “cause” or to show that a termination is based on actions by the Company), then he will be deemed to have been terminated for cause for purposes of the employment agreement.

     The employment agreements provide that an executive’s base salary will be reviewed annually by the Compensation Committee. Each executive is also entitled to participate in the Company’s annual incentive program and other benefit plans and applicable programs, practices and arrangements maintained by the Company for its employees, to the extent consistent with the terms of the employment agreement. The employment agreements continue to contain confidentiality provisions that extend indefinitely after termination of employment as well as non-solicitation and non-competition provisions that extend for one year after termination of employment.

     The foregoing description of the form of employment agreements is qualified entirely by the Form of Employment Agreement that is filed as Exhibit 10.1 to this Current Report, which is incorporated in this Item 1.01 by reference.

     Adjustment to Mr. Graves’ annual incentive bonus

     Mr. Graves participates in our annual incentive plan. Under the plan, employees receive cash compensation in an amount equal to a specified percentage of their annual base salary if we approach, meet or exceed our annual earnings per share (“EPS”) goal, which is annually determined by our board of directors, typically in the first fiscal quarter. Also, effective May 1, 2005, Mr. Graves will be entitled to receive an annual incentive bonus ranging from 36 – 90% of his base salary, assuming certain criteria are met. Previously, Mr. Graves was entitled to receive an annual incentive bonus ranging from 30 – 75% of his base salary, assuming certain criteria were met. Award ranges for Messrs. Chaffin and Smith have been previously disclosed and were not changed by the Compensation Committee at its May 10, 2005 meeting. See Item 5(a) of Part II of our Quarterly Report on Form 10-Q for the period ended December 31, 2004 for additional information regarding our annual incentive plan.

Item 1.02 Termination of a Material Definitive Agreement.

     The new employment agreements described in Item 1.01 replaced the then-existing employment agreements for Messrs. Graves, Smith and Chaffin, without penalty to the Company. Summaries of the material terms of the existing employment agreements for Messrs. Graves and Smith were set forth in the Company’s proxy statement for its September 9, 2004 annual meeting of shareholders under the caption “Employment and Severance Agreements,” as modified by the changes in compensation arrangements that were previously disclosed in Item 5(a) of Part II of the Company’s quarterly report on Form 10-Q for the quarter ended December 31, 2004, and these descriptions, as so modified, are incorporated in this Item 1.02 by reference. Mr. Chaffin’s existing employment agreement was described in Item 5(a) of Part II of our Quarterly Report on Form 10-Q for the period ended December 31, 2004, which description is incorporated in this Item 1.02 by reference.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits. See Exhibit Index.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 16, 2005	TALX CORPORATION
	By:	/s/ L. Keith Graves
L. Keith Graves
Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Form of Employment Agreement between the Company and each of Messrs. Graves, Chaffin and Smith